SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2002

NVIDIA CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-23985	94-3177549
(Commission File No.)	(IRS Employer Identification No.)

2701 San Tomas Expressway
Santa Clara, CA 95050
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 486-2000

Item 5.    Other Events.

For more than seven years, NVIDIA has been a supplier of graphics processors and other technology for personal computer and other platforms based on technology from Microsoft Corporation. On March 5, 2000, we entered into an agreement with Microsoft in which we agreed, under certain terms and conditions, to develop and sell processors for use in the Xbox video game console. On February 14, 2001, we announced that our Xbox GPU and Xbox media communications processor were released to Taiwan Semiconductor Manufacturing Company, or TSMC, for prototype fabrication. These processors are fabricated on a .15-micron process technology and commercial shipment began in July 2001. In April 2000, Microsoft paid us $200 million under the agreement as an advance against processor purchases. This advance has been fully utilized due to purchases made by Microsoft through the quarter ended April 28, 2002 and Microsoft is currently paying in advance for processor chipsets sold to it.

We have been engaged with Microsoft in discussions related to pricing and volumes of the Xbox chipset. These discussions and our agreement contemplated use of a third party to resolve matters and on April 23, 2002 Microsoft submitted the matter to binding arbitration. Microsoft has requested that the arbitration panel require that we supply chipsets in whatever quantities are ordered by Microsoft. Microsoft has also asked for damages for alleged violations of the agreement and requested that the arbitration panel reduce chipset prices paid by Microsoft. We do not believe we have a requirements obligation to Microsoft and we plan to submit our position to the arbitration panel shortly. For sales of the Xbox media communication processor, we have deferred revenue in an amount equal to the difference between the price being paid by Microsoft and the price Microsoft claims it should be paying. This amount was approximately $13 million as of January 27, 2002, the end of our fiscal 2002. We expect that we will continue to defer such amount on future sales of this processor until resolution of the matter. The arbitration will be conducted in New York by a panel under the rules of the American Arbitration Association.

There can be no assurance that we will prevail in the arbitration or continue to supply graphics and other processors for the Xbox. If we do not prevail, we may (i) be compelled to deliver Xbox processors at reduced pricing, resulting in reduced gross margins, or a loss, on such processors; (ii) be required to reduce production and delivery of other products in order to satisfy obligations to Microsoft; (iii) be required to pay significant damages to Microsoft; or (iv) be subject to other remedies that could have a material adverse impact on our business. Even if we do prevail, there can be no assurance that our business will not be materially harmed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NVIDIA CORPORATION

Date: April 29, 2002	By:	/S/ JEN-HSUN HUANG

Jen-Hsun Huang President and Chief Executive Officer

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